Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners to Acquire Mid-Continent Crude Oil Pipeline and Storage Systems for $131 Million

Houston, December 22, 2003 – Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners” or the “Partnership”) today announced that it has agreed to acquire crude oil pipeline and storage systems from Shell Pipeline Company LP and Shell Oil Products US (Shell) for $131 million, excluding customary closing adjustments for working capital and other items.  Closing of the purchase is anticipated to occur in the first quarter of 2004, subject to regulatory approvals and a right of first refusal on one pipeline.

The assets being acquired serve refineries in the Mid-Continent from the Cushing, Oklahoma Hub and consist of some 615 miles of active crude oil pipelines and 9.5 million barrels of storage capacity.  Included are:

•                  The 433 mile Ozark pipeline that currently transports 170,000 barrels of crude oil per day from Cushing to Wood River, Illinois;

•                  A 58.8% interest in the 135 mile Osage pipeline and associated 1.2 million barrel storage terminal that currently delivers 110,000 barrels per day and is connected to two refineries in Kansas (subject to satisfaction of a right of first refusal in favor of the other owner);

•                  The 47 mile West Tulsa pipeline that currently transports 55,000 barrels per day to two refineries in Oklahoma; and

•                  The Shell storage terminal at Cushing, which is one of the largest terminal facilities in North America with 8.3 million barrels of storage capacity.

“The acquisition of this group of crude oil assets provides the Partnership with strong financial and strategic benefits,” said Dan C. Tutcher, President of the Partnership’s general partner and management company.  “These systems provide stable cash flows from toll or fee-based revenues derived from a combination of regulated assets and contracted unregulated assets. We anticipate that these assets will contribute immediately to distributable cash flow per unit.  The assets are consistent with our core operating expertise in crude oil pipelines.  Moreover, their throughput originates from sources of supply different from those of the Partnership’s other crude oil systems, providing increased diversity in the Partnership’s sources of cash flow.”

Concurrently, Enbridge Inc. (NYSE/TSX: ENB) plans to acquire Shell’s Patoka West Tank Farm and its 60% interest in the Woodpat Pipeline for $9.5 million.  These assets complement Enbridge’s initiative to access new markets for Canadian crude oil.  The market access initiative will benefit the Partnership by facilitating throughput on its Lakehead system.

A map of the proposed assets has been provided on the Partnership’s website at www.enbridgepartners.com.

Legal Notice

When used in this news release, words such as “anticipates”, “estimates”, “expects”, “forecasts” and similar expressions are intended to identify forward-looking statements relating to the pending acquisition.  Such statements are subject to certain risks, uncertainties and assumptions pertaining to factors such as: (1) changes in the demand for, or the supply of, and price trends related to crude oil; (2) the effects of competition, including by other pipeline systems; (3) regulatory approvals; (4) obtaining financing; and (5) performance of other parties.  Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via Enbridge Partners’ web site

(www.enbridgepartners.com).

About Enbridge Partners

Enbridge Energy Partners, L.P. indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com) manages the business and affairs of Enbridge Partners and its principal asset is an approximate 18% interest in Enbridge Partners.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners in which it holds an approximate 12% effective interest.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations contact:	Media contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

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